Exhibit 99.1

Contact:	Scott Meyerhoff
Goldleaf Financial Solutions, Inc.
678-728-4464
Goldleaf Financial Solutions Underwriters Exercise Over-Allotment Option
Following Recent Secondary Offering
Brentwood, Tennessee (October 18, 2006) — Goldleaf Financial Solutions, Inc. (NASDAQ:GFSI) today announced that the underwriters of its recent public offering have exercised the over-allotment option in full to purchase an additional 1,500,000 shares of common stock at the public offering price of $5.50 per share. The Company intends to use the approximately $7.7 million in additional net proceeds to pay the outstanding balance of its revolving credit facility and for general corporate purposes. The Company will retain an available credit facility of $25 million.
Copies of the final prospectus relating to the offering may be obtained from Friedman, Billings, Ramsey & Co., Inc., the lead underwriter for the offering, at 1001 Nineteenth Street North, Arlington, Virginia 22209. JMP Securities LLC and D.A. Davidson & Co., together with Friedman, Billings, Ramsey & Co., Inc., served as co-managers for the offering.
About Goldleaf Financial Solutions, Inc.
Goldleaf Financial Solutions, Inc. offers a comprehensive package of advanced technology-based solutions specifically designed for community financial institutions. The Company’s solutions include core data processing, item processing and check imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, teller automation systems, turn-key leasing solutions, financial institution website design and hosting, and retail inventory management. Goldleaf believes its suite of products and services allows financial institutions and their small- to medium-sized business customers to compete more effectively in today’s aggressive financial services marketplace, to grow their trusted financial relationships and to enhance their profitability through the efficient use of technology and an expanded community presence.
For more information about Goldleaf Financial Solutions, or its line of products for financial institutions, please visit www.goldleaf.com.
Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the company is unable to predict or control, that may cause the company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the closing of the company’s public offering as anticipated. These risks and uncertainties are in addition to other factors detailed from time to time in the company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2005. The company cautions investors that any forward-looking statements made by the company are not necessarily indicative of future performance. The company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.
-END-